Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

May 1, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Ventura Assets Limited -- SEC File No.000-53186

Dear Ladies and Gentlemen:

We have read the statements of Ventura Assets Limited (the “Company”) in Item 4.01 on Form 8-K dated April 25, 2011 and, other than the fact that the Company did not notify us of the change in auditor and provide us a copy of the Form 8-K until May 1, 2011, we  are in agreement with such statements as they pertain to our firm.We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC